Exhibit 10.1

January 10, 2014

John F. Thero

c/o Amarin Pharma, Inc.

1430 Route 206

Bedminster, NJ 07921

Dear Mr. Thero:

On behalf of Amarin Corporation plc (the “Company”), I am pleased to confirm the terms of your continued employment with the Company, effective January 10, 2014. The purpose of this letter agreement is to set forth those terms of employment. This letter agreement (the “Agreement”) fully supersedes any prior agreements, understanding or arrangements, whether oral or written, implied or express, with respect to the terms and conditions of your employment with the Company including, without limitation, your employment agreement with the Company dated December 23, 2011, and any other employment agreement, offer letter or other agreement or understanding relating to compensation, benefits, severance pay or other terms or conditions of employment (collectively, the “Prior Agreements”), provided any agreement you have with the Company and/or any of its subsidiaries or affiliates related to confidentiality/nondisclosure, noncompetition, nonsolicitation, assignment of inventions and patents, any stock option agreement entered into by you in connection an equity award issued to you by the Company or its subsidiaries or affiliates and any Deed of Indemnity applicable to you (collectively the “Preserved Agreements”) shall remain in full force and effect.

With those understandings, you and the Company agree as follows:

1. Position: Your current position with the Company is President and Chief Executive Officer (“CEO”). You will have such duties, responsibilities and authorities as determined by the Company’s Board of Directors (the “Board”). This is a full-time position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) without prior express written consent of the Board. Notwithstanding the foregoing, you may (i) serve on one outside board of directors as long as such service is disclosed to the Board and (ii) engage in religious, charitable, or other community activities, provided that your services or activities under subsections (i) and (ii) do not interfere or conflict with your obligations to the Company. In addition to your role as President and CEO, you acknowledge and agree that you may be required, without additional compensation, to perform duties for certain affiliated entities of the Company, including without limitation Amarin Pharma, Inc., and to accept any reasonable office or position with any such affiliate as the Company’s Board of Directors may require, including, but not limited to, service as an officer or director of any such affiliate.

Mr. John Thero

January 10, 2014

2. Salary: The Company will pay you a salary at the annual rate of $500,000, effective as of January 1, 2014, subject to periodic review and adjustment at the discretion of the Company. Currently our policy is to make salary payments semi-monthly.

3. Bonus: You will be eligible to receive annual performance bonuses. The Company will target the Bonus of up to 65% of your annual salary rate. The actual bonus is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Company’s Board of Directors or an authorized committee thereof, and the terms of any applicable bonus plan. The Company may also make adjustments in the targeted amount of your annual performance bonus. Any bonus awarded to you will be paid by March 15 of the year following the bonus year to which such bonus relates.

4. Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees, including health, life, disability and dental insurance. You will be eligible for up to eighteen (18) days of paid time off (“PTO”) per year, which shall accrue on a prorated basis. Other provisions of the Company’s PTO policy are set forth in the policy itself. You will be reimbursed for all reasonable business expenses you incur while carrying out your duties on behalf of the Company provided such reimbursement shall be conditioned on you following the Company’s reimbursement policies and claims procedures, including by providing appropriate documentation of such expenses.

5. Stock Options: Except as expressly provided herein, your current equity with the Company shall be governed by the terms of the Company’s 2002 Stock Option Plan and associated stock option or other stock agreements and/or 2011 Stock Incentive Plan and associated stock option or other stock agreements, as applicable (collectively the “Equity Documents”). You shall be eligible for additional equity based awards at the discretion of the Company and subject to approval by the Company’s Board of Directors.

6. At-will Employment, Accrued Obligations; Severance: Your employment will continue to be “at will” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company shall pay you the Accrued Obligations, defined as (1) your base salary through the date of termination, (2) an amount equal to the value of your accrued unused PTO days, if any, and (3) the amount of any business expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. In addition to the Accrued Obligations, in the event the Company terminates your employment without Cause at any time, or you terminate your employment for Good Reason (defined below), or during the twenty-four (24) month period that immediately follows a Change of Control (the “Post-Change in Control Period”) the Company terminates your employment without Cause or you terminate your employment for Good

Mr. John Thero

January 10, 2014

Reason, the Company shall provide you with the following termination benefits (the “Termination Benefits”), which shall be substantively dependent on the date of the last day of your employment (the “Date of Termination”):

(i) continuation of your base salary then in effect during the “Salary Continuation Period” which shall be either: (A) twelve (12) months from the Date of Termination, if the Company terminates your employment without Cause or you terminate your employment for Good Reason and the Date of Termination occurs at any time outside of the Post-Change in Control Period, or (B) eighteen (18) months from the Date of Termination, if the Company terminates your employment without Cause or you terminate your employment for Good Reason and, in either case, the Date of Termination occurs during the Post-Change in Control Period. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Salary Continuation Payment during the Salary Continuation Period is considered a separate payment;

(ii) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of: (i) the end of the Salary Continuation Period, and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA;

(iii) if the Company terminates your employment without Cause or you terminate your employment for Good Reason and, in either case, the Date of Termination occurs during the Post-Change in Control Period, a lump sum cash payment equal to your target annual performance bonus for the year during which the Date of Termination occurs;

(iv) if the Company terminates your employment without Cause and the Date of Termination occurs outside of the Post-Change in Control Period, twelve (12) months of accelerated vesting from the Date of Termination with respect to any of your then outstanding stock options, restricted stock units or other equity incentive awards (in each case, only to the extent subject to time-based vesting); and

(v) if the Company terminates your employment without Cause or you terminate your employment for Good Reason and, in either case, the Date of Termination occurs during the Post-Change in Control Period, then outstanding stock options, restricted stock units or other equity incentive awards (whether or not subject to time based vesting) shall immediately vest in full effective upon the Date of Termination.

Notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any Termination Benefits unless you first (i) enter into, do not revoke, and comply with the terms

Mr. John Thero

January 10, 2014

of a separation agreement in a form acceptable to the Company which shall include a release of claims against the Company and related persons and entities (the “Release”), provided that the Release shall not require you to release (a) claims to enforce your right to receive Termination Benefits; (b) claims for vested benefits pursuant to ERISA; (c) claims with respect to your vested equity rights as of the Date of Termination; (d) claims to enforce the Company’s obligation to indemnify you to the extent such indemnification obligations exist; and (e) claims which legally may not be waived; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, in each case within the time period designated by the Company but in no event later than 60 days of the Date of Termination. The Salary Continuation Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment, the first Salary Continuation Payment shall include a “catch up” payment. Notwithstanding the foregoing, if you breach any of the material provisions of this Agreement or the Nondisclosure Developments and Non-competition Agreement, in addition to all other rights and remedies, the Company shall have the right to terminate or cease payment of the Termination Benefits. For the avoidance of doubt, you shall not be entitled to the Termination Benefits in the event your employment ends due to your death or disability.

7. Definitions: For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall mean: (i) conduct by you constituting an act of material misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by you of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained; (iv) continued non-performance or continued unsatisfactory performance by you of your responsibilities as reasonably determined by the Company’s Board of Directors; (v) a breach by you of any of the material provisions of any agreement between you and the Company including, without limitation, any agreement relating to non-disclosure, non-competition or assignment of inventions; (vi) a material violation by you of any of the Company’s written policies or procedures provided that, other than in the case of noncurable events, you are provided with written notice and fifteen (15) days to cure.

Mr. John Thero

January 10, 2014

“Change of Control” shall have the meaning set forth in the 2011 Option Plan, as may be amended from time to time, but only to the extent such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A of the Code.

“Disability” shall mean that, due to your illness or injury, you are unable to perform the essential functions of your position with or without reasonable accommodation for a period of 180 days in any 12-month period (whether or not consecutive). Nothing in this Agreement shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

“Good Reason” shall mean that you have complied with “Good Reason Process” (hereinafter defined) following the occurrence of any of the following Good Reason conditions that occur without your consent: (i) a material diminution of your base salary; (ii) a material diminution in your authority, duties or responsibilities; (iii) a material change in the principal location where you are required to provide services for the Company (subject to the relocation requirements above and not including business travel and short-term assignments); and/or (iv) a material breach by the Company of this Agreement. For purposes of this Agreement, “Good Reason Process” shall mean that: (x) you reasonably determine in good faith that a “Good Reason” condition has occurred; (y) you notify the Company in writing of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (z) you cooperate in good faith with the Company’s efforts, for a period of thirty (30) days following such notice (the “Cure Period”), to remedy the condition; notwithstanding such efforts, the Good Reason condition continues to exist; and you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

8. Section 280G Limitation: Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(a) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by you on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Agreement.

Mr. John Thero

January 10, 2014

(b) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(c) For the purposes of this Section, “Threshold Amount” shall mean three times your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax.

(d) The determination as to which of the alternative provisions of this Section 9 shall apply to you shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. For purposes of determining which of the alternative provisions of this Section 9 shall apply, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of your residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and you.

9. Taxes; Section 409A: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholdings and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes tax liabilities. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent

Mr. John Thero

January 10, 2014

additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of this Agreement, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10. Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice, subject to the Termination Benefits provisions herein. Similarly, the terms of employment outlined in this letter are subject to change at any time. You also will be required to sign and comply with the Company’s Nondisclosure Developments and Non-competition

Mr. John Thero

January 10, 2014

Agreement as a condition of your continued employment and of your receipt of any post-employment severance pay or benefits, the terms of which shall be incorporated by reference into this Agreement. A copy of the Nondisclosure Developments and Non-competition Agreement is attached.

11. Interpretation, Amendment and Enforcement: This Agreement, along with the Company’s Nondisclosure Developments and Non-competition Agreement and the Preserved Agreements, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company, including the Prior Agreements. This Agreement may be amended or modified only by a written instrument signed by you and by a representative of the Company authorized by the Board. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the State of Connecticut, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Connecticut in connection with any Dispute or any claim related to any Dispute.

12. Notices: Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to you at the last address you have filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

13. Assignment: Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

14. Survival: The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein.

15. Enforceability: If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as

Mr. John Thero

January 10, 2014

to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver: No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

If you have any questions about this Agreement, please let me know. Otherwise, please confirm your acceptance of this Agreement by signing below and returning a copy to me.

Signed for and on behalf of:

AMARIN CORPORATION PLC

Signed:	/s/ Joseph T. Kennedy
Joseph T. Kennedy
General Counsel and Secretary

Dated:	January 10, 2014

Mr. John Thero

January 10, 2014

UNDERSTOOD, AGREED AND ACCEPTED:

Signed:	/s/ John F. Thero
John F. Thero

Dated:	January 10, 2014

Enclosures